EXHIBIT 10.4

TO:    Michel Lussier

FR:    Heather Ace, EVP Human Resources

Date:    May 22, 2013

RE:    Relocation Agreement

The following outlines relocation benefits available to you as a result of your transition. The relocation benefits are not to exceed $175,000 and must be used and paid in totality by March 15, 2014.

Below are the various categories that fall under Volcano's relocation program:

Movement of Household Goods
Volcano will arrange to move your household goods from your home in Canada to San Diego, California. Volcano will work with you to arrange a vendor on a direct-billed basis.

Closing Costs*
Volcano will reimburse you for seller's closing costs/realtor fees associated with the sale of your current home in Canada. Volcano will reimburse you for buyer's closing costs/realtor fees associated with the purchase of a primary residence in the San Diego, California area. Upon the execution of your real estate process, please submit the appropriate documentation along with a Volcano expense reimbursement form to the Human Resource department. This dollar amount will be grossed up for tax purposes.

Temporary Housing*
Through our corporate housing provider or a private party, Volcano will provide up to three (3) months of temporary corporate housing on a direct-bill basis for your transition to the San Diego, California area.

Storage of Household Goods
Volcano will arrange to store your household goods at a local storage facility for the duration of your temporary housing stay on a direct-billed basis.

House Hunting Trip
Volcano will provide, through expense reimbursement, a three-day/two-night residence hunting trip (airfare, hotel, car rental, & meals). During this trip, Volcano will arrange for a relocation assistance service to assist with your housing search.

Transportation
Volcano will provide, through expense reimbursement, for transportation for you to and from your primary location to San Diego, California as needed for the relocation process.

EXHIBIT 10.4

Final Transportation
Volcano will provide, through expense reimbursement, for final transportation for you and your family to the San Diego, California area.

Relocation Agreement Policy
Should you voluntary resign from Volcano Corporation within twenty four (24) months from your transition date (June 3, 2013), you will be required to reimburse Volcano for incurred relocation expenses on a pro-rated basis. Should any dispute subsequently develop between you and the Company relating to your relocation agreement, any such dispute will be required to be submitted to binding arbitration with the American Arbitration Association (“AAA”) under the then existing Employment Arbitration Rules of the AAA.

I hereby accept the above relocation benefits and agree to abide by the terms outlined in this agreement:

/s/ Michel Lussier
Michel Lussier                                 Date: May 31, 2013

/s/ Heather Ace
Heather Ace                                    Date: June 3, 2013
EVP, Human Resources

*These items are taxable per current IRS guidelines and will be reported as compensation to the employee. However, the company will pay the estimated taxes associated with these benefits (personal income tax, state tax, Medicare, etc.) by grossing up the net amount of these relocation expenses in an effort to minimize the tax burden associated with this requirement. The gross-up calculation will be based upon your personal payroll profile on record with the Company unless an alternative approach is considered appropriate by the Company. If another approach is used, you will be contacted by the Company. The total taxable moving expenses will be reported on your 2013 form W-2 in accordance with IRS regulations and guidelines.

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